AMENDMENT TO ASSET PURCHASE AGREEMENT

        This Amendment to Asset Purchase Agreement (this “Agreement”) is entered into and effective as of May 3, 2002 (the “Execution Date”), by and between Project 1000, Inc., a Nevada corporation with a place of business at 668 North 44th Street, Suite 248, Phoenix, Arizona 85008 (“P1”), on the one hand, and Fan Energy, Inc., a Nevada corporation, with a place of business at 11811 North Tatum Blvd. Suite 3031, Phoenix, AZ 85028 (“FEI”), on the other hand.

        1.     STATEMENT OF PURPOSE

        1.1.     P1 and FEI originally entered into an original Asset Purchase Agreement (“APA”) on or about February 19, 2002 and thereafter subsequently amended whereby P1 desired to sell to FEI, and FEI desired to purchase from P1, certain Assets;

        1.2.     In accordance with the terms and conditions of the APA, P1 and FEI mutually desire to amend the terms and conditions of the APA; and

        1.3.     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FEI and P1, intending to be legally bound, hereby agree as follows:

        2.     AMENDMENT

                 2.1.     Section 5 is hereby amended to read as follows:

                            5.     CONSIDERATION

5.1. TRANSFER OF ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, in consideration for the sale, transfer, conveyance, and assignment of the Assets, FEI agrees to pay to P1 the following purchase price (the “Purchase Price”): Two Million Five Hundred Forty-Seven Thousand Seven Hundred Seventy One (2,547,771) shares of FEI’s $.001 par value common stock (the “Shares”). All Shares issued shall be restricted, fully paid, and nonassessable and shall contain all customary rights, title and interest, including piggyback registration rights to any future registration of shares conducted by FEI.

                 2.2.     Section 9 is hereby amended to read as follows:

9. BOARD OF DIRECTORS. The Company's Board of Directors shall include three new board members to be designated by P1.

                 2.3.     Section 10 is hereby amended to read as follows:

10.14 CAPITAL CONTRIBUTION. P1 shall provide FEI with funding for its Disk Manufacturing Facility (“DMF”) in Reno, Nevada on terms and conditions to be mutually agreed upon by the parties hereto under separate cover. In addition, P1 shall provide funding for FEI to cover the costs of the rent, audit and quarterly accounting requirements and other costs as the parties deem necessary and mutually agree are necessary.

                 2.4.     Section 14.18 is hereby added as follows:

14.18 PREFERRED STOCK. FEI hereby agrees not to authorize and or issue Preferred Stock and or establish a designation for Preferred Stock, including, but not limited to, super voting rights, on any existing Preferred Stock, without the prior written consent of P1.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.

        PROJECT 1000, INC.                                                                                                              FAN ENERGY, INC.

        By: /s/                                                                                                                                        By: /s/
                William H. Whitmore, President                                                                                                Al Golusin, Secretary